UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

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Commonwealth Edison Company

(Name of Registrant As Specified In Its Charter)

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Notice of Action by Written Consent of Majority Shareholder
In Lieu of a Meeting of Shareholders to Elect Directors
and Information Statement

April 3, 2020

To the Shareholders of Commonwealth Edison Company:

Notice is hereby given in accordance with Section 7.10 of the Illinois Business Corporation Act of 1983, as amended (the “Act”), that on or about April 23, 2020, the majority shareholder of Commonwealth Edison Company will take action by written consent in lieu of a meeting to elect the following Directors: Calvin G. Butler, Jr., James W. Compton, Christopher M. Crane, A. Steven Crown, Nicholas DeBenedictis, Joseph Dominguez, Peter Fazio and Michael Moskow.

In accordance with Section 7.10 of the Act, notice of the action by written consent will be delivered to the shareholders promptly after the action is taken.

Very truly yours,

Thomas S. O’Neill
Corporate Secretary

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INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being provided to you in connection with the action by written consent of the majority shareholder of Commonwealth Edison Company (“ComEd” or the “Company”) to be taken on or about April 23, 2020.

ComEd is an indirect majority-owned subsidiary of Exelon Corporation (“Exelon”). As of January 31, 2020, ComEd had 127,021,350 shares of Common Stock outstanding, $12.50 par value (the “ComEd Common Stock”), of which 127,002,904, or over 99%, are owned by Exelon Energy Delivery Company, a wholly owned subsidiary of Exelon. Exelon intends to cause its subsidiary to take action by written consent to elect the nominees for Director named under “Election of Directors” below.

Exelon is an integrated utility services holding company engaged in the energy delivery business through its subsidiaries, ComEd in northern Illinois, Baltimore Gas and Electric Company (BGE) in Baltimore and central Maryland, PECO Energy Company (PECO) in Philadelphia and southeastern Pennsylvania, Atlantic City Electric Company (ACE) in southern New Jersey, Delmarva Power & Light Company (DPL) in Delaware and Maryland, and Potomac Electric Power Company (Pepco) in the District of Columbia and Maryland. Through its subsidiary, Exelon Generation Company, Exelon is also engaged in the generation, physical delivery and marketing of power across multiple regions, including renewable energy and other energy related products and services.

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Cautionary Statements Regarding Forward-Looking Information

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon and ComEd include those factors discussed herein, as well as (1) the items discussed in Exelon’s and ComEd’s 2019 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23 and (2) other factors discussed in filings with the SEC by Exelon and ComEd. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this proxy statement.

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COMPOSITION OF THE BOARD

Commonwealth Edison Company (ComEd) is a controlled subsidiary of Exelon Corporation (Exelon) and does not have a separate corporate governance or nominating committee. ComEd’s Corporate Governance Principles provide that potential ComEd Director nominees are vetted by the ComEd Board chair and vice chair, and the ComEd CEO, in consultation with the Corporate Governance Committee of Exelon or the Committee’s chair. The ComEd Board chair and vice chair consult with the ComEd CEO and the Exelon Corporate Governance Committee or its chair, to periodically determine the appropriate mix of skills and characteristics that the ComEd Board of Directors (ComEd Board) requires. At a minimum, the following attributes should be met to qualify for Board service:

●	Highest personal and professional ethics, integrity and values.
●	An inquiring and independent mind, practical wisdom and mature judgment.
●	Broad training and experience at the policy making level in business, government, education, or technology.
●	Expertise that is useful to the enterprise and complementary to other Board members.
●	Willingness to remain current with industry and other developments relevant to ComEd’s strategic and business direction.
●	Willingness to devote the time required to fulfill the duties and responsibilities of Board membership and a commitment to serve for a period of years to develop knowledge about ComEd’s principal operations.
●	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to ComEd and its shareholders or other stakeholders.
●	A commitment to represent the long-term interests of ComEd shareholders, employees, customers and communities.

The ComEd Board as a whole should reflect diversity with respect to personal backgrounds, skill sets, experience, thought, ethnicity/race, gender, age, and nationality, and should also reflect a balance of short- and long-tenured members possessing core competencies in the following subject matter areas:

●	Accounting and financial reporting, and corporate finance.
●	Executive and human capital management experience.
●	Innovation and technology experience and insights.
●	Enterprise risk oversight, including safety and security (physical and cyber).
●	Electricity sector experience and knowledge of ComEd’s business, service territory and customer needs.
●	Government/public policy and regulatory insights.
●	Construction, engineering and project management.

The ComEd Board currently consists of nine members, with the eight Directors named below nominated for election to the Board by shareholders. Each Director shall serve a one-year term until the date of the next annual meeting of shareholders when the majority shareholder of ComEd takes action by written consent in lieu of a meeting to elect Directors as provided for under Section 7.10(a) of the Illinois Business Corporation Act of 1983. The eight Director nominees have been determined to possess the attributes and core competencies identified above and each has been previously elected or appointed by the ComEd Board on the recommendation of the Exelon Corporate Governance Committee.

ComEd’s bylaws and Corporate Governance Principles require that at least one of the ComEd Directors be “independent,” defined for this purpose as not being a Director, officer or employee of Exelon, ComEd or any other Exelon affiliate. Under this standard, four Director nominees have been determined to be “independent”.

The current ComEd Board represents a range of backgrounds, experience, and diversity. The eight Director nominees range in age from 50 to 82, with an average age of 69, and a median age of 71. Beginning in 2021, each independent member of the ComEd Board must retire from the Board at or before the next annual meeting of shareholders following the Director’s 75th birthday; provided, however, that the ComEd Board has the discretion to decline a tendered resignation if it determines, based on the recommendation of the Exelon Corporate Governance Committee, that it is in the best interests of ComEd and its shareholders to extend the Director’s continued service for an additional period of time. The Director nominees have a wide diversity of experience to serve the needs of the Board. Five Directors are current or former CEOs of corporations, one has served in government, and two have experience in banking. Individual Directors have expertise in utility matters and law and three of the Directors have operational responsibility for Exelon or ComEd. All but one of the Directors live or have lived in ComEd’s service territory and have extensive knowledge of the characteristics of the service territory and the needs of ComEd’s customers. Biographical information about each of the Directors follows.

ELECTION OF DIRECTORS

The Director nominees listed below, each of whom is a current member of the Board, will be elected to serve a one-year term until the date of the next annual meeting of shareholders when the majority shareholder of ComEd takes action by written consent in lieu of a meeting to elect Directors as provided for under Section 7.10(a) of the Illinois Business Corporation Act of 1983, or until their successors are elected and qualified.

Calvin G. Butler, Jr. Age 50 Vice-Chairman and Director Since 2019	Mr. Butler became Chief Executive Officer of Exelon Utilities in 2019 and oversees the utility businesses of Exelon at ComEd, BGE, PECO, ACE, DPL and Pepco. Mr. Butler serves as Vice Chair of the ComEd Board and the boards of Exelon subsidiaries BGE, PECO and Pepco Holdings LLC (PHI). He is also a Senior Executive Vice President of Exelon. Prior to taking this role, Mr. Butler served as Chief Executive Officer of BGE since 2014 and held other leadership roles with Exelon and BGE since 2008. Mr. Butler currently serves on the board of directors of RLI Corp. (NYSE: RLI), is chair of the Bradley University Board of Trustees and Gridwise Alliance, serves as trustee for PNC Funds, and serves as a director on the boards of the University of Maryland Medical Center and several civil and charitable organizations in and around the Baltimore, Maryland area.

James Compton Age 82 Independent Director Since 2006

Mr. Compton served as the President and Chief Executive Officer of the Chicago Urban League from 1978 through 2006. He also served as President and Chief Executive Officer of the Chicago Urban League Development Corporation from 1980 through 2006. Mr. Compton also serves as a Trustee Emeritus for Ariel Investment Trust. Mr. Compton has extensive knowledge of ComEd and its business, having previously served as a Director of ComEd from 1989 through 2000 and having served as a Director of a community-based bank. In addition, Mr. Compton is very familiar with ComEd’s customers and contributes to ComEd’s outreach to diverse groups in Chicago.

Christopher M. Crane Age 61 Chairman & Director Since 2012

Mr. Crane is President and Chief Executive Officer of Exelon Corporation. He also serves as Chair of the ComEd Board and the boards of Exelon subsidiaries BGE, PECO and PHI. Previously, Mr. Crane served as President and Chief Operating Officer of Exelon and Exelon Generation from 2008 to 2012. In that role, he oversaw one of the U.S. industry’s largest portfolios of electric generating capacity, with a multi-regional reach and the nation’s largest fleet of nuclear power plants. He directed a broad range of activities including major acquisitions, transmission strategy, cost management initiatives, major capital programs, generation asset optimization and generation development.

Mr. Crane is one of the leading executives in the electric utility and power industries. Mr. Crane is vice-chairman and a member of the executive committee of the Edison Electric Institute. He also serves as vice-chairman of the Institute of Nuclear Power Operations, the industry organization promoting the highest levels of safety and reliability in nuclear plant operation. Mr. Crane previously served as vice chairman of the Nuclear Energy Institute, the nation’s nuclear industry trade association. Mr. Crane served as a Director of Aleris International Inc. from 2010 to 2013.

A. Steven Crown Age 68 Independent Director Since 2011

Mr. Crown has served as a Director since 2011. He is a general partner of Henry Crown and Company and has served in such capacity for more than five years. Henry Crown and Company is a private investment group that manages investments in banking, transportation, oil and gas, manufacturing, resort properties and other industries. Mr. Crown has extensive knowledge of the Chicago economy and his experience contributes to his effectiveness as a member of the ComEd Board.

Nicholas DeBenedictis Age 74 Director Since 2013

Mr. DeBenedictis currently serves as Chairman Emeritus of Aqua America Inc. (water utility operating in eight states) and served as its Chairman and Chief Executive Officer from 1993 to 2015. As CEO of Aqua America, Mr. DeBenedictis gained experience in dealing with many of the same development, land use, and utility regulatory issues that affect Exelon and its subsidiaries. Mr. DeBenedictis also has extensive experience in environmental regulation and economic development, having served in two cabinet positions in the Pennsylvania government: Secretary of the Pennsylvania Department of Environmental Resources and Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency and was President of the Greater Philadelphia Chamber of Commerce for three years. Mr. DeBenedictis has served as a Director of MISTRAS Group (asset protection solutions) since 2015 and as a Director of P.H. Glatfelter, Inc. (global supplier of specialty papers and engineered products) since 1995. Mr. DeBenedictis also serves on the Board of Exelon and on the Board of Exelon’s subsidiary PECO Energy Company.

Joseph Dominguez Age 57 Director Since 2018

Mr. Dominguez became Chief Executive officer of ComEd in August 2018. He previously served as Exelon’s Executive Vice President, Governmental & Regulatory Affairs and Public Policy of Exelon since 2015. Prior to that, Mr. Dominguez served as Senior Vice President, Governmental & Regulatory Affairs and Public Policy of Exelon since 2012.

Peter Fazio Age 80 Independent Director Since 2007

Mr. Fazio is a partner of the law firm of Schiff Hardin, LLP. He previously served as chairman, executive committee member, and managing partner of Schiff Hardin. In addition to his general legal expertise, Mr. Fazio previously served as general counsel of another electric and gas utility and brings to the ComEd Board knowledge of utility regulatory and legal issues.

Michael Moskow Age 82 Independent Director Since 2008

Mr. Moskow is the vice chair and a distinguished fellow at the Chicago Council on Global Affairs. He served as president and chief executive officer of the Federal Reserve Bank of Chicago from 1994 to 2007. He currently serves as a Director of Discover Financial Services and Flowstone Mutual Funds. He formerly served as a director of Taylor Capital Group. Mr. Moskow is a recognized leader in the Chicago business community with expertise in the economy of the midwestern United States and the northern Illinois communities that ComEd serves.

COMED GOVERNANCE

Independence Standards

As noted above, ComEd’s bylaws and Corporate Governance Principles require that at least one of the ComEd Directors be “independent,” defined for this purpose as not being a Director, officer or employee of Exelon or any Exelon affiliate. The Corporate Governance Principles further require that a majority of the ComEd Board and at least one independent Director must approve the declaration and payment of dividends, the purchase of electric energy, and any decision to seek protection from creditors under federal or state bankruptcy or related laws.

Board Leadership Structure

Mr. Crane, President and Chief Executive Officer of Exelon, serves as Chair of the ComEd Board. Mr. Butler, Chief Executive Officer of Exelon Utilities, serves as Vice Chair of the ComEd Board. Because ComEd is a controlled subsidiary of Exelon, the ComEd Board determined that there is no need to adopt a policy with respect to whether the positions of Board chair and chief executive officer should be held by the same person.

Attendance at Meetings

During 2019, ComEd’s Board held four meetings. To date in 2020, the ComEd Board has held one meeting. The Directors had an average attendance of 97% for all Board meetings in 2019 and each incumbent Director nominee attended at least 75% of the Board meetings.

Board Committees

As a controlled subsidiary of Exelon, ComEd does not have separate audit, nominating, and compensation committees. Instead, those functions are fulfilled by the Audit, Corporate Governance, and Compensation and Leadership Development Committees of the Exelon Board of Directors. The ComEd Board established an Executive Committee in January 2014 that meets only as needed. The Executive Committee is authorized to act when it is not convenient to call a meeting of the full ComEd Board. The members of the Executive Committee are and Messrs. Butler, Crane, Dominguez and Fazio.

Board Oversight of Risk

As a controlled company, ComEd’s risk is managed by its Board in conjunction with Exelon’s overall risk oversight and risk management structure. Exelon and ComEd operate in a market and regulatory environment that involves significant risks, many of which are beyond our control. Exelon has an Enterprise Risk Management (ERM) group which is focused on matters related to the identification, assessment, management, mitigation and monitoring of risks through established key risk indicators. The Company also has a Risk Management Committee (RMC) comprising select senior officers of the Company who meet regularly to discuss enterprise risk management generally and risks associated with new developments or proposed transactions. The RMC is responsible for ensuring that processes are in place to identify and assess risks as well as measuring and managing risk exposures in accordance with Exelon’s policies, programs, strategies, and risk appetite as approved by the Exelon Board.

Exelon’s chief risk officer and the RMC meet regularly to identify and evaluate the most significant risks and appropriate steps to manage and mitigate those risks. In addition, the ERM group performs regular assessments of enterprise risks assessing the probability and severity of identified risks as well as control effectiveness. These risk assessments are discussed at the RMC before being discussed with the Exelon Board’s Risk and Audit Committees and, when appropriate, the ComEd Board. The Exelon Risk, Audit, and Generation Oversight Committees regularly report on the Committees’ discussions of enterprise risks to the Exelon Board. Furthermore, the Exelon Board regularly discusses enterprise risks in connection with consideration of emerging trends or developments and in connection with the evaluation of capital investments and other business opportunities and business strategies.

Board & Director Evaluations

The ComEd Corporate Governance Principles provide that the Board Chair and Vice Chair consult with the ComEd CEO to recommend the process and criteria used in the annual evaluation of the performance of the Board as a group. Individual Directors receive feedback from the chair or the vice chair as appropriate. The chair reviews with the Exelon Corporate Governance Committee the results of the annual evaluation of the performance of the ComEd Board and, as appropriate, the performance of individual Directors. The Exelon Corporate Governance Committee may recommend changes or enhancements to the ComEd Board for its consideration. The Chair or Vice Chair will provide a report of evaluation results to the ComEd Board along with any recommendations from the Exelon Corporate Governance Committee.

The Exelon Office of Corporate Governance oversees an orientation program that is tailored to the needs of each new Director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the Board. New Directors receive materials about ComEd’s business and strategies, the Board and Board policies and operations, and attend meetings with the CEO and other officers for a briefing on the executives’ responsibilities, programs and challenges. New Directors are also scheduled for tours of various company facilities, depending on their orientation needs.

Director Education

Continuing Director education is provided during portions of regular Board meetings and focuses on the topics necessary to enable the Board to consider effectively issues before them at that time (such as new regulatory standards). The education sometimes takes the form of “white papers,” covering timely subjects or topics, which a Director can review before the meeting and ask questions about during the meeting. The Company pays the cost for any Director to attend outside Director education seminars on topics relevant to their service as Directors.

Related Person Transactions

Exelon has adopted a written policy on the review, approval or ratification of transactions with related persons, which is overseen by the Exelon Corporate Governance Committee and is available on Exelon’s website. The policy provides that the Committee or the Committee chair will review any proposed, existing, or completed transactions in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, related persons are Directors and executive officers and their immediate family members, as well as stockholders beneficially owning 5% or more of Exelon’s outstanding stock as defined in SEC rules. The Exelon General Counsel reviews relevant information on transactions, arrangements, and relationships disclosed and makes a determination as to the existence of a related person transaction as defined by SEC rules and the policy. Related person transactions that are in, or not inconsistent with, the best interests of Exelon or ComEd, as applicable, are approved by the Corporate Governance Committee and reported to the Board. Related person transactions are disclosed in accordance with applicable SEC and other regulatory requirements. There were no related person transactions identified for ComEd in 2019.

INDEPENDENT AUDITOR

ComEd is an indirect subsidiary of Exelon and does not have a separate audit committee. Instead the Exelon Audit Committee fulfills that function for ComEd. Pursuant to the Exelon Audit Committee’s pre-approval policy, the Committee pre-approves all audit and non-audit services to be provided by the independent auditor taking into account the nature, scope, and projected fees of each service as well any potential implications for auditor independence. The policy specifically sets forth services that the independent auditor is prohibited from performing by applicable law or regulation. Further, the Exelon Audit Committee may prohibit other services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent auditor. Predictable and recurring audit and permitted non-audit services are considered for pre-approval by the Exelon Audit Committee on an annual basis.

For any services not covered by these initial pre-approvals, the Audit Committee has delegated authority to the Exelon Audit Committee Chair to pre-approve any audit or permitted non-audit service with fees in amounts less than $500,000. Services with fees exceeding $500,000 require full Committee pre-approval. The Audit Committee receives quarterly reports on the actual services provided by and fees incurred with the independent auditor. No services were provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.

In 2019, the Exelon Audit Committee reviewed the PricewaterhouseCoopers 2019 Audit Plan and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.

The following table presents the fees (in thousands of dollars) for professional services rendered by PricewaterhouseCoopers LLP for the audit of ComEd’s annual financial statements for the years ended December 31, 2019 and December 31, 2018, and fees billed for other services provided during those periods. These fees include an allocation of amounts billed directly to Exelon. The fees include amounts related to the year indicated, which may differ from amounts billed.

	Year Ended December 31,
(in thousands)	2019	2018
Audit fees[1]	$3,091	$3,097
Audit related fees[2]	—	7
Tax fees[3]	228	58
All other fees[4]	93	117
Total:	$3,412	$3,279
[1]	Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation.
[2]	Audit-related fees consist of assurance and related services that are traditionally performed by the auditor such as accounting assistance and due diligence in connection with proposed acquisitions or sales, consultations concerning financial accounting and reporting standards, and audits of stand-alone financial statements or other assurance services not required by statue or regulation.
[3]	Tax fees consist of tax compliance, tax planning, and tax advice and consulting services including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.
[4]	All other fees reflect work performed primarily in connection with research and audit software licenses.

Report of the Exelon Audit Committee

Management has primary responsibility for preparing the Company’s financial statements and establishing effective internal controls over financial reporting. PricewaterhouseCoopers LLP (PwC), the Company’s independent auditor for the year ended December 31, 2019, is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee has reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2019, including the critical accounting policies applied by the Company in the preparation of these financial statements and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has also discussed with PwC the matters required to be discussed pursuant to PCAOB standards and had the opportunity to ask PwC questions relating to such matters. PwC has provided to the Audit Committee the written disclosures and PCAOB-required letter regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the firm’s independence.

In reliance on these reviews and discussions and other information considered by the Committee in its judgment, the Audit Committee recommended and the Exelon Board approved, that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

THE AUDIT COMMITTEE

Anthony Anderson, Chair         Ann Berzin         Laurie Brlas         Paul Joskow         Richard Mies

EXECUTIVE COMPENSATION

The compensation of ComEd’s named executive officers (NEOs) is set under the direction of the Exelon Board’s Compensation and Leadership Development Committee (Compensation Committee), generally consistent with Exelon’s overall compensation and benefits programs and policies and is subject to review by the ComEd Board. A notable difference is that the annual incentive program for ComEd does not include a goal based on Exelon’s operating earnings. The compensation discussion and analysis (CD&A) and compensation disclosure that follows is adapted from the CD&A and compensation disclosure included in Exelon’s 2020 proxy statement includes information pertaining to ComEd executive compensation. The Compensation Committee provided a report on the CD&A that was included in Exelon’s 2020 proxy statement and is presented below.

The Compensation Committee is responsible for setting the Company’s general policy regarding executive compensation to ensure that compensation levels and performance targets for Exelon and its subsidiaries are consistent with Exelon’s compensation philosophy and aligns with its strategic and operating objectives. The Committee is careful to set goals that are sufficiently difficult to meaningfully incent management performance. In setting the goals, the Committee takes into account input from the Company’s executive officers.

Compensation Consultant

The Exelon Compensation Committee is authorized to retain and terminate, without Exelon Board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the Committee deems appropriate. The Committee has sole authority to approve the consultant’s fees and other retention terms and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to Exelon. The compensation consultant reports directly to the Committee.

The Committee annually reviews the compensation, performance, and independence of Meridian and approves the firm’s fees and other retention terms. In 2019, Meridian provided no other services for Exelon or its affiliates. Fees paid to Meridian were less than 1% of its gross annual revenues.

Compensation and Leadership Development Committee Interlocks and Insider Participation

During 2019 no officers or employees or former officers of ComEd participated in deliberations of the ComEd Board concerning executive officer compensation except Mr. Dominguez and former ComEd Chief Executive Officer and Director Ms. Anne Pramaggiore. Ms. Pramaggiore and Mr. Dominguez were each involved in deliberations concerning the compensation of ComEd executive officers in 2019 other than themselves.

Report of the Exelon Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained on pages 37-54 of the Exelon proxy statement. Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2020 Proxy Statement.

THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

Yves de Balmann, Chair         Robert Lawless         Linda Jojo         Stephen Steinour         John Young

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses ComEd’s 2019 executive compensation program. The program covers compensation for our named executive officers (NEOs) listed below:

ComEd’s Named Executive Officers

JOSEPH DOMINGUEZ	JEANNE JONES	TERRENCE R. DONNELLY
Chief Executive Officer	Senior Vice President, Chief Financial Officer and Treasurer	President & Chief Operating Officer

FIDEL MARQUEZ, JR.*	VERONICA GOMEZ	M. MICHELLE BLAISE
Senior Vice President, Governmental and External Affairs	Senior Vice President, Regulatory and Energy Policy and General Counsel	Senior Vice President, Technical Services

* Retired effective October 2, 2019.

Mr. Dominguez is a named executive officer of ComEd and is also considered an executive officer of Exelon. His compensation is structured like the compensation of Exelon’s executive officers, based in part on overall Exelon goals as well as ComEd goals. His compensation is not recovered in ComEd’s rates. The other ComEd named executive officers participate in compensation programs designed to align their interests with ComEd’s customers and other stakeholders.

ComEd’s Business Overview

Commonwealth Edison, better known as ComEd, is one of the largest electric utility companies in the nation, responsible for delivering safe and reliable power to approximately 4 million homes and businesses across northern Illinois. ComEd has a dedicated workforce of more than 6,000 employees.

ComEd's service territory borders Iroquois County to the south (roughly Interstate 80), the Wisconsin border to the north, the Iowa border to the west and the Indiana border to the east.

CEO The Compensation Committee approved the following compensation for the ComEd CEO:

NEOs
The majority of target compensation paid to ComEd’s NEOs is tied to the achievement of short- and long-term financial and operational goals. A significant portion is paid in the form of Exelon equity with all components except for salary being “at-risk.”

Exelon’s Executive Compensation Program Philosophy and Objectives

The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareholders by delivering on objectives that support the Company’s Value Proposition and strategic business objectives. The design of our executive compensation program is based on aligning the incentives of our high-quality leaders, who effectively manage a company of Exelon’s size and complexity, with the interests of our shareholders. This is accomplished by using metrics and goals that are directly linked to the Company’s strategy and performance. Each element of total direct compensation is based on market data, the executive’s competencies and skills, scope of responsibilities, experience and performance, retention, succession planning and organizational structure of the business.

Manage for the Long-term	Market Competitive	Balance
The Board oversees management in alignment with the long-term interests of the Company and its shareholders. Our compensation program supports the execution of Exelon’s Value Proposition over multi-year periods to drive the success of our long-term strategy.

Our NEOs’ pay levels are set by taking into consideration multiple factors including the size and complexity of Exelon’s business, peer group market data, internal equity comparisons, experience, succession planning, performance and retention.

The portion of NEO pay at risk rewards the appropriate balance of short- and long-term financial and strategic business results. The compensation program is structured to motivate measured, but sustainable and appropriate, risk-taking.

Alignment with Shareholders	Stock Ownership Guidelines	Extensive Shareholder Engagement
Compensation is directly linked to performance and is aligned with shareholders by having a majority of NEO pay at risk in both short- and long-term incentives.	Executives are required to meet and maintain significant stock ownership guidelines. The requirement for the ComEd CEO and other NEOs is 2x base salary.	We engage directly with shareholders and take responsive actions to improve our compensation programs based on year-round feedback.

2019 Compensation Program Structure

In keeping with Exelon’s executive compensation philosophy to motivate and reward leaders that create long-term value for our shareholders, the Compensation Committee designed Exelon’s 2019 compensation program, which is summarized below. Primary compensation elements include fixed and variable components:

Pay Element	Form	Performance	Shareholder Alignment
Salary	Cash	Merit Based	●Fixed income at competitive, market-based levels attracts and retains top talent.
Annual Incentive Plan	Cash
●For Mr. Dominguez only, AIP is based on a mix of Exelon adjusted (non-GAAP) operating earnings per share (EPS*) (25%) and ComEd metrics (75%).
●For all other NEOs, based solely on ComEd metrics.
●TSR Cap if negative 1-year absolute TSR.

●Motivates executives to achieve key annual financial and operational objectives using adjusted (non-GAAP) operating EPS and operational goals that reflect commitment to become leading diversified energy provider
●Payouts capped if absolute TSR for annual period is negative (TSR Cap)[1]

Long-Term Incentive Plan	Performance Shares (67% of LTIP)	(Cumulative Performance over 3-year cycle) 2019 - 2021 Scorecard: ●Utility Earned ROE* (33.3%) ●Utility Net Income (33.3%) ●Exelon FFO/Debt* (33.4%) Subject to TSR Cap & TSR Modifier
●Drives executive focus on long-term goals supporting utility growth, financial results, and capital stewardship
●Rewards relative achievement of financial goals and stock price compared to utility peers (UTY) over three-year period (TSR Modifier)
●Payouts capped if absolute TSR is negative for the last 12 months of the performance cycle (TSR Cap)[2]

	Restricted Stock (33% of LTIP)	Vest One-Third Per Year Over 3 Years	●Balances LTI portfolio providing executive with market competitive time-based award

____________________

*	See definitions of Non-GAAP measures in Appendix A
[1]	Effective with the 2020 Annual Incentive Plan, the AIP TSR Cap has been eliminated. For additional details, please see page 23.
[2]	Effective with the 2020-2022 Performance Share Program, the TSR Cap’s measurement period has been extended to the full three-year performance period. For additional details, please see page 23.

2019 Base Salary Review and Adjustments

Base salaries for Exelon’s executive officers, including the ComEd CEO, are set by the Compensation Committee and adjusted following an annual market assessment of peer group compensation. Base salaries may be adjusted (1) as part of the annual merit review or (2) based on a promotion or significant change in job scope. The Compensation Committee considers the results of the annual market assessment in addition to the following factors when contemplating a merit review: individual performance, scope of responsibility, leadership skills and values, current compensation, internal equity, and legacy matters.

In February 2019 as part of its annual merit review, the Compensation Committee and the ComEd CEO (with respect to the other NEOs) approved a 2.5%-3.0% increase in base salary for each ComEd NEO effective March 1, 2019, as part of the annual merit review.

Annual Incentive Plan (AIP) Overview and Goal Setting

ComEd’s AIP metrics are linked to ComEd’s business goals and strategic focus areas. They include:

Percentage	Category	Metrics
35%	Financial discipline	●Total operations and maintenance (O&M) expense and capital expenditures
30%	Operational excellence	●ComEd OSHA Recordable Rate ●ComEd Outage Frequency (SAIFI) ●ComEd Outage Duration (CAIDI)
35%	Customer and key stakeholder satisfaction	●ComEd Service Level ●ComEd Call Center Satisfaction ●ComEd Customer Satisfaction Index ●ComEd EIMA Reliability Metrics Index

The goal-setting process employs a multi-layer approach and analysis that incorporates a blend of objective and subjective business considerations and other analytical methods to ensure that the goals are sufficiently rigorous. Such considerations include:

●	Recent History - Goals generally reflect a logical progression of results from the recent past
●	Relative Performance - Performance is evaluated against a relevant group of the Company’s peers
●	Strategic Aspirations - Near- and intermediate-term goals follow a trend line consistent with long-term aspirations
●	Shareholder Expectations - Goals are aligned with externally communicated financial guidance and shareholder expectations
●	Sustainable Sharing - Earned awards reflect a balanced degree of shared benefits between shareholders and participants

The Compensation Committee used the following process to determine 2019 AIP awards for each NEO:

Step	Step	Step	Step
1	2	3	4

Set AIP Target	Determine Performance Factor	Determine Individual Performance Multiplier (IPM) and Negative TSR Cap	Apply Final Multiplier
●Expressed as percentage of base salary, as of 12/31/19 ●CEO annual incentive target of 75% ●Other NEO annual incentive targets range from 45% to 55%	●For Mr. Dominguez, based on 25% Exelon adjusted non-GAAP operating EPS* and 75% ComEd metrics ●NEOs, based solely on ComEd metrics.
●Measures individual performance
●Ranges from 50% to 110% (target of 100%)
●Mr. Dominguez is not eligible for an IPM. IPMs are determined by Mr. Dominguez for other NEOs.
●If Exelon’s absolute TSR for the year is negative, AIP payout will be capped at 100% of target AIP award[1]

●Multiply the target award by the lesser of (i) the performance factor or (ii) the negative TSR cap if applicable
●Multiply the outcome by the IPM
●Award can range from 0% to 200% of target (target of 100%)

[1]	Beginning with the 2020 AIP, the TSR cap has been eliminated.

The following table details the 2019 threshold, target, and distinguished or maximum performance goals, and the results achieved. The Compensation Committee selected the performance metrics below as they align with the long-term business strategy.

Goals	Threshold	Target	Distinguished	2019 Results	Unadjusted Payout as a % of Target
Adjusted (non-GAAP) Operating Earnings Per Share (EPS)[1]*	$2.84	$3.07	$3.43	$3.22	110.81%
ComEd Total O&M Expense 2019 ($M)	$1,597.3	$1,681.3	$1,765.4	$1,683.3	90.37%
ComEd OSHA Recordable Rate 2019	3.0	4.0	6.0	6.00	100.12%
ComEd Outage Frequency (SAIFI) 2019	0.80	0.61	0.56	.55	200.00%
ComEd Outage Duration (CAIDI) 2019	92	81	79	78	200.00%
ComEd Service Level 2019	85.4	91.0	95.5	94.5	177.78%
ComEd Call Center Satisfaction 2019	82.6	85.1	87.6	87.9	200.00%
ComEd Customer Satisfaction Index 2019	7.6	8.01	8.14	8.17	200.00%
ComEd EIMA Reliability Metrics Index 2018	50%	100%	200%	200%	200.00%
(1)	Mr. Dominguez is the only NEO with an Adjusted (non-GAAP) operating earnings per share (EPS)* measurement component.
*	See definitions of Non-GAAP measures in Appendix A

The following table shows how the formula was applied and the actual amounts awarded. The Compensation Committee made no changes to NEO targets for the AIP. The Compensation Committee applied negative discretion to limit ComEd NEO payouts to 125% of target.

NEO	AIP Target	Formulaic Performance Factor	Individual Performance Multiplier (IPM)	Actual Award
Dominguez	$457,022	120.84%	Not Eligible	$552,265
Jones	152,443	125.00%	105%	200,082
Donnelly	259,539	125.00%	100%	324,424
Marquez, Jr.*	169,310	125.00%	100%	158,873
Gomez	174,624	125.00%	100%	218,280
Blaise	153,064	125.00%	100%	191,331
*	Mr. Marquez’s AIP was prorated based on his retirement date of October 2, 2019.

Long-Term Incentive Plan (LTIP) Overview & Goal Setting Process

The Compensation Committee grants long-term equity incentive awards annually at its January or February meeting. When the total target equity incentive award is determined, the value is split between RSUs (33%) and performance shares (67%).

●	Restricted Stock Units. RSUs granted to NEOs vest ratably over 3 years. RSUs receive dividend equivalents that are reinvested as additional RSUs and remain subject to the same vesting conditions as the underlying RSUs. RSUs are not subject to any performance metrics.
●	Performance Shares (67% of total award). Performance shares granted to NEOs in February 2019 are earned based on performance achieved for the three-year period ending on December 31, 2021. The performance metrics underlying the 2019-2021 performance share awards are listed below. These are the same performance metrics underlying the performance shares granted for the 2017-2019 and 2018-2020 performance cycles.

Performance share metrics:	What it is	Why it is Important
Utility Earned ROE*

Average utility ROE weighted by year-end rate base. Earned ROE is calculated using adjusted (non-GAAP) operating earnings, reflecting all lines of business for the utility businesses (electric distribution, gas distribution, transmission), divided by average shareholder’s equity over the year.

Measure of value created by utility businesses. Aligned with our strategy to invest in our utilities where we can earn an appropriate return.
Utility Net Income	Aggregate utility adjusted (non-GAAP) operating earnings, including Exelon hold-co net operating income (loss)	Measures financial performance of the Utilities. Aligned with our strategy to grow our regulated utility business.
Exelon FFO/Debt*

Funds from operations to total debt ratio. The ratio is calculated following S&P’s current methodology. Management uses FFO/Debt to evaluate financial risk by measuring the company’s ability to service debt using cash from operations

Key ratio for determining our credit rating and thereby our access to capital. Aligned with our strategy to generate free cash and reduce debt.
*	See definitions of Non-GAAP measures in Appendix A

●	Setting Performance Share Targets. Performance share targets are set based on external commitments and/or probabilistic modeling. The performance scale range for the Utility ROE and Utility Net Income metrics was based on the following probability levels of achievement: 95% for threshold and 5% for distinguished with the target aligned with projected performance. The target for the Exelon FFO/Debt metric is aligned with the expectations of credit rating agencies.

●	Actual Targets Disclosed After Each Cycle. We do not disclose actual targets used in our performance share performance cycles until each cycle is completed. We feel it is important to safeguard the confidentiality of our long-term outlook on projected performance, especially in light of changes in our industry, with our peer companies, and the overall utility and power generation markets. This policy supports the propriety of our long-standing disclosure practices to only issue annual performance guidance as part of our financial disclosure policies.
●	Performance Share Awards Subject to TSR Modifier and Cap. Performance share awards are subject to a TSR modifier that compares Exelon’s performance relative to the performance of the UTY index on a point by point basis. Performance share awards are also subject to a TSR cap that will limit payouts at target if TSR for the last 12 months of the cycle is negative.

How Performance Share Awards Are Determined

The Compensation Committee used the following process to determine performance Share targets and awards:

Step	Step	Step	Step	Step
1	2	3	4	5

Establish Performance Share Target	Determine Performance Multiplier	Determine TSR Modifier	Calculate Final Multiplier	Apply Final Multiplier
Target set in January or February of the first year of the performance cycle	Based on performance achieved over the 3-year cycle Performance can range from 0% to 150% of target (target of 100%)	Subtract the TSR of the UTY over the three-year performance period from Exelon’s TSR for the same three-year period	Multiply the Performance Multiplier by (100% + TSR Modifier). This value is the Final Multiplier.

			If Exelon’s absolute TSR for the final 12-month period is negative, performance share payout will be capped at 100%.[1]	Apply the Final Multiplier to determine the number of shares issued. Award can range from 0% to 200% of target (target of 100%) after application of the TSR modifier.
(1)	Beginning with the 2020-2022 cycle, the TSR cap will apply if TSR is negative for the prior 36-month period.

2017 – 2019 Performance and Performance Share Payout Determinations

The following table details the 2017 - 2019 threshold, target, and distinguished performance goals, and the results achieved. The performance multiplier for 2017 - 2019 Performance Share awards was calculated to be 114.76% of target, based on the following:

Performance Share Scorecard
	Metric Weighting	Threshold (50%)	75%	Target (100%)	125%	Distinguished (150%)	Actual Score	Actual Award v. Metric Weighting
Utility Earned ROE*	33.3%	8.3%		9.5%		10.9%	10.0%	42.11%
Utility Net Income	33.3%	$1,459		$1,707		$1,979	$1,851	39.25%
Exelon FFO/Debt*	33.4%	≥16.0% and <17.0%	≥17.0% and <18.0%	≥18.0% and <22.0%	≥22.0% and <24.0%	≥24.0%	19.6%	33.40%

					Committee Approved Performance			114.76%

The Utility Earned ROE* and Utility Net Income use interpolation between threshold, target, and distinguished levels of performance whereas the FFO/Debt* metric uses a “stair-step” approach with no interpolation between the performance levels.

Payout Determinations. The Compensation Committee approved a payout of 107.7%, based on 2017-2019 performance and the application of a negative TSR modifier of 6.15% based on 2017-2019 TSR performance relative to the UTY:

Performance Multiplier:	114.76%

TSR Modifier:	[EXC TSR – UTY TSR] = 41.96% - 48.11% = -6.15%

Final Multiplier:	Performance Multiplier x (100% + TSR Modifier) 114.76 x (100% + -6.15) = 107.70%

TSR Cap:	Not Applicable – Exelon had positive TSR of 41.96%

Overall Award Payout:	107.70%

The following table shows how the formula was applied and the actual amounts awarded.

NEO	Target Shares		Performance Factor		Actual Award
Dominguez	21,448	x	107.7%	=	23,101
Jones	6,117	x	107.7%	=	6,588
Donnelly	9,332	x	107.7%	=	10,051
Marquez	6,521	x	107.7%	=	7,024
Gomez	6,521	x	107.7%	=	7,024
Blaise	5,832	x	107.7%	=	6,281
*	See definitions of Non-GAAP measures in Appendix A

Performance Awards Settled in Common Stock and/or Cash. Pursuant to the terms of the long-term incentive program, all NEOs that have achieved 200% or more of their stock ownership targets receive performance share award payouts in cash. Other performance share participants who have not achieved 200% of their stock ownership targets receive payouts that are settled 50% in shares of Exelon common stock and 50% in cash.

Performance Share Goal Rigor

To ensure adequate rigor for the financial targets applicable to the 2019-2021 performance share performance cycle, we conducted statistical simulations to understand the level of difficulty of our payout range. We conducted a sensitivity analysis of reasonable value ranges for several internal and external variables that are significant drivers of performance, and we also examined historical levels of deviation of Company performance compared to plan.

2019 Target Compensation for Named Executive Officers

The table below lists the target value of the compensation elements for each NEO as of December 31, 2019.

	Cash Compensation			Long-Term Incentives
				RSUs	Performance		Target Total
		AIP	Target	(33% of	Shares	Target Total	Direct
Name	Base	Target	Total Cash	LTIP)	(67% of LTIP)	LTIP	Compensation
Dominguez	609,363	75%	$1,066,38	$372,900	$757,100	$1,130,000	$2,196,385
Jones	338,763	45%	491,206	112,530	228,470	341,000	832,206
Donnelly	471,889	55%	731,428	161,040	326,960	488,000	1,219,428
Marquez	376,245	45%	545,555	112,530	228,470	341,000	886,555
Gomez	349,247	50%	523,871	112,530	228,470	341,000	864,871
Blaise	340,143	45%	493,207	100,650	204,350	305,000	798,207
*	Mr. Marquez’s base salary and AIP were paid on a pro-rated basis using his retirement date of October 2, 2019.

COMPENSATION GOVERNANCE AND OVERSIGHT

What We Do

✓Pay for performance
✓Significant stock ownership requirements for Directors and Executive Officers
✓Cap incentive awards and conduct an annual risk assessment of the compensation programs
✓Double-trigger for change-in-control benefits
✓Independent compensation consultant advises the Compensation Committee
✓Annually evaluate management succession and leadership development efforts
✓Limited perquisites based on sound business rationale
✓Clawback provision for incentive compensation awards
✓Annual review of pay equity by an independent third party
✓Engage in year-round shareholder outreach
✓Prohibit hedging, short sales, derivative transactions or pledging of Company stock
✓Require Executive Officers to trade through 10b5-1 trading plans
✓Annually assess our programs against peer companies and best practices
✓Set appropriate levels of “stretch” in incentive targets

What We Don’t Do

☒No guaranteed minimum payout of AIP or LTIP programs
☒No employment agreements
☒No excise tax gross-ups for change-in-control agreements
☒No dividend-equivalents on Performance shares
☒The value of LTIP awards is not included in pension or severance calculations
☒No additional credited service under supplemental pension plans since 2004
☒No option re-pricing or buyouts

2019 Say-on-Pay Vote Outcome and Shareholder Engagement

The Compensation Committee regularly reviews executive compensation, taking into consideration input received through Exelon’s regular and ongoing practice to engage with its investors. Feedback is typically solicited throughout the year in connection with the annual meeting of shareholders and the Compensation Committee’s review of the executive compensation program.

During 2019, Exelon contacted the holders of nearly 40% of our outstanding shares. Portfolio managers and governance professionals that accepted our offer to engage included a significant cross-section of our shareholder base, representing approximately one-third of Exelon’s outstanding shares. The Chair of Exelon’s Compensation Committee participated in several investor discussions in 2019. Feedback from all discussions was shared with Exelon’s Compensation Committee and the Exelon Board.

No requests for significant changes were received during our engagement discussions. Feedback indicated that investors remain supportive of Exelon’s executive compensation program and design as demonstrated by our 2019 say-on-pay vote result of 90%.

Say-on-Pay Support
86.0% 2017 92.9% 2018 90.0% 2019

Compensation Decisions

Setting Target Total Direct Compensation for the CEO

One of the Compensation Committee’s most important responsibilities is to recommend the ComEd CEO’s target total direct compensation (TDC) to the independent Directors of the Exelon Board. The Compensation Committee fulfills this responsibility by analyzing peer group compensation and performance data with its independent compensation consultant. The Committee also reviews the various elements of the CEO’s compensation in the context of the target TDC which includes base salary, annual and long-term incentive target opportunities.

Setting Target Total Direct Compensation for Executive Officers

The ComEd CEO analyzes a variety of data to gauge market competitiveness, including peer group compensation and performance data with its independent compensation consultant. TDC can vary by named executive officer based on competencies and skills, scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses (e.g., internal alignment and reporting relationships).

Role of the Compensation Consultant

As referenced earlier, the Compensation Committee retains Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant to support its duties and responsibilities. Meridian provides advice and counsel on executive and director compensation matters and provides information and advice regarding market trends, competitive compensation programs, and strategies including as described below:

●	Market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data;
●	An independent assessment of management recommendations for changes in the compensation structure;
●	Assisting management to ensure the Company’s executive compensation programs are designed and administered consistent with the Compensation Committee’s requirements; and
●	Ad hoc support on executive compensation matters and related governance trends.

Peer Groups Used for Benchmarking Executive Compensation

Exelon uses a blended peer group for assessing our executive compensation program that consists of two sub-groups: energy services peers and general industry peers because (1) there are not enough energy services peers with size, scale and complexity comparable to Exelon to create a robust energy services-only peer group, and (2) Exelon’s market for attracting talent includes general industry peers, with key executives hired from several Fortune 100 companies. When selecting general industry peers, we look for capital asset-intensive companies with size, scale and complexity similar to Exelon, and we also consider the extent to which they may be subject to the effects of volatile commodity prices similar to Exelon’s sensitivity to commodity price volatility. Exelon evaluates its peer group on an annual basis in July and adjusts for changes with our energy and general industry peers when needed.

Exelon’s revenues are at the 70th percentile of the following blended peer group comprising 20 companies.

●

Energy Services – Since 2017, we included the following 11 energy services companies in our peer group even though nine of these companies had 2019 revenues that were less than half of Exelon's revenues:

American Electric Power Company, Inc.	NextEra Energy, Inc.

Dominion Energy, Inc.	PG&E Corporation

Duke Energy Corporation	Public Service Enterprise Group Inc.

Edison International	Sempra Energy

Entergy Corporation	The Southern Company

FirstEnergy Corporation

●	General Industry – We have made no changes since 2017 to the general industry peers in our peer group:

3M Company	Deere & Company

DowDuPont	General Dynamics Corporation

Honeywell International Inc.	International Paper Company

Marathon Petroleum Company	Northrop Grumman Corporation

Valero Energy Corporation

Because there is a correlation between the size of an organization and its compensation levels, market data is statistically adjusted using a regression analysis. This commonly applied technique allows for a more precise estimate of the market value of ComEd given the size and scope of responsibility for ComEd’s executive roles. Each element of NEO compensation is then compared to these size-adjusted medians of the peer group.

Looking Forward: Changes for 2020

In connection with the Compensation Committee’s responsibility to oversee and monitor the ongoing effectiveness of Exelon’s executive compensation program design, the Committee adopted the following changes to be effective beginning in 2020. Changes were based on analyses of developments with market peers and a review of benchmarked compensation practices in consultation with the Committee’s independent compensation consultant.

Peer Groups Used for Benchmarking 2020 Executive Compensation

In connection with the annual review of its peer group, the Compensation Committee approved changes to Exelon’s peer group in light of business developments affecting two of its peer companies. In 2019, PG&E filed for bankruptcy and DowDuPont separated into three separate businesses. As a result of these changes, effective beginning in 2020, the Committee replaced PG&E with DTE Energy, the largest of the available utilities that also has a diverse mix of operations. DowDuPont was replaced with Delta Air Lines and Lockheed Martin. Both Delta and Lockheed Martin were selected because each are size-appropriate, have a high proportion of U.S. revenue, operate in mature capital-intensive industry segments, and operate in moderate-to-heavy regulatory environments.

As a result of these changes, the Committee replaced PG&E with DTE Energy, the largest of the available utilities that also has a diverse mix of operations. DowDuPont was replaced with Delta Air Lines and Lockheed Martin. Both Delta and Lockheed Martin were selected because each are size-appropriate, have a high proportion of U.S. revenue, operate in mature capital-intensive industry segments, and operate in moderate-to-heavy regulatory environments.

2020 Incentive Plan Award Terms

The Compensation Committee adopted modifications to the terms applicable to incentive compensation awards.

Changes for 2020:	Rationale:

AIP: Remove the TSR cap that curtails payouts to 100% in the event of negative absolute TSR during the prior 12 months from annual incentive awards.	●Better alignment with market practices ●TSR is a long-term metric and current design is misaligned with intent of a short-term incentive program

LTIP: Beginning with the 2020-2022 program, extend the application of the TSR cap on Performance shares awards to the full 36-month performance cycle from the prior application to only the last 12 months of the performance cycle.	●Better alignment with market practices ●Alignment with the length of the performance period

LTIP: Beginning with awards made in 2020, long-term equity awards will provide for pro-rated vesting for non-retirement terminations.	●Better alignment with market practices

Senior Management Severance Plan

The Compensation Committee approved the following changes to the Senior Management Severance Plan (SMSP) to balance the benefits provided in line with market practices.

●

Narrowed definition of “good reason” for all executives below CEO level to eliminate duties-based severance trigger outside a change-in-control event to provide flexibility for role changes without triggering unintended severance

●	Revised executive tiers eligible for general severance and change-in-control severance benefits to narrow participation in higher benefit tiers to better align with broad market practices
●	Approved the proration of all LTIP awards for general severance terminations before retirement eligibility, and proration of AIP awards for change-in-control terminations
●	Shortened protection period to three months preceding change-in-control event
●	Eliminated practice of issuing individual change-in-control severance agreements to future senior executive officers

Stock Ownership and Trading Requirements

To strengthen the alignment of executive interests with those of shareholders, officers of the Company are required to own certain amounts of Exelon common stock by the later of (1) five years following an adjustment made to the guidelines (last adjustments made in 2012) or (2) his or her employment or promotion to a new position. As of the annual measurement date of September 30, 2019, all NEOs had exceeded 200% of their stock ownership guidelines as shown in the following chart:

The following types of ownership count towards meeting the stock ownership guidelines: restricted shares and restricted stock units, shares held in the Exelon Deferral Plan, dividend reinvestment plan, 401(k) Employee Savings Plan, and common shares beneficially owned directly or indirectly. For additional details about NEO stock ownership, please see the Beneficial Ownership Table below.

Prohibition on Hedging and Pledging of Common Stock; Other Trading Requirements

Exelon requires executive vice presidents and above who wish to sell Exelon common stock to do so only through the adoption of a stock trading plan meeting the requirements of SEC Rule 10b5-1(c). This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their personal financial plans. The use of Rule 10b5-1 stock trading plans serves to reduce the risks that such transactions will be viewed negatively or as commentary with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans are believed to reduce the potential for accusations of trading on the basis of material, non-public information, which could damage the reputation of the Company.

Our insider trading policy includes provisions the prohibit Directors and employees (including officers) and certain of their related persons (including certain family members and entities which they own a significant interest) from engaging in short sales, put or call options, hedging transactions, pledging, or other derivative transactions involving Exelon stock.

Clawback Policy

In 2018, the Board of Directors revised its clawback policy to broaden the discretionary ability to clawback incentive compensation when deemed appropriate. Under the policy, the Board has sole discretion to recoup incentive compensation if it determines that:

●	the incentive compensation was based on the achievement of financial or other results that were subsequently restated or corrected;
●	the incentive plan participant engaged in fraud or intentional misconduct that caused or contributed to the need for restatement or correction;
●	a lower incentive plan award would have been made to the participant based on the restated or corrected results; and
●	recoupment is not precluded by applicable law or employment agreements.

The Board or Compensation Committee may also seek to recoup incentive compensation paid or payable to current or former incentive plan participants if, in its sole discretion, the Board or Compensation Committee determines that:

●	the current or former incentive plan participant breached a restrictive covenant or engaged or participated in misconduct or intentional or reckless acts or omissions or serious neglect of responsibilities that caused or contributed to a significant financial loss or serious reputational harm to Exelon or its subsidiaries regardless of whether a financial statement restatement or correction of incentive plan results was required; and
●	recoupment is not precluded by applicable law or employment agreements.

Risk Management Assessment of Compensation Policies and Practices

The Compensation Committee reviews Exelon’s compensation policies and practices as they relate to the Company’s risk management practices and risk-taking incentives. In 2019, the Compensation Committee partnered with Exelon’s Enterprise Risk Management group to apply the enterprise risk management policy and framework to the compensation risk assessment process to assess and validate that the controls in place continued to mitigate incentive compensation risks.

Following this assessment, the Committee believes that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the Compensation Committee considered the following compensation program features, which balance the degree of risk taking:

●	The AIP includes multiple incentive performance measures with a balance of financial and non-financial metrics.
●	Long-term incentives include multiple vehicles and performance metrics and three-year overlapping performance periods that are aligned with long-term stock ownership requirements.
●	Incentive metrics, performance goals, and capital allocation require multiple approval levels and oversight.
●	Total compensation pay mix includes effective and market aligned balance of short- and long-term incentive compensation elements.
●	Incentive compensation is balanced by formulaic and discretionary funding.
●	Short- and long-term incentive awards contain award caps or modifiers.
●	Reasonable change-in-control and severance benefits are within common market norms.
●	Clawback provisions exceed regulatory mandates.
●	Consistent and meaningful stock ownership requirements create sustained and consistent ownership stakes.

Tax Consequences

Under Section 162(m) of the Internal Revenue Code (the Code), generally NEO compensation over $1 million for any year is not deductible for United States income tax purposes. Historically, there was an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable IRS regulations. With the enactment of the 2017 Tax Cuts and Jobs Act (Tax Act), the performance-based compensation exemption was eliminated under Section 162(m) of the Code, except with respect to certain grandfathered arrangements. The Tax Act also expanded the definition of covered employee to include the CFO and extended the classification for all covered employees in perpetuity even after death through severance and post-death payments. Finally, the application of the $1 million limitation has been expanded to include covered employees at Exelon’s corporate registrants with publicly traded debt in addition to those with publicly traded equity as required prior to the Tax Act. Under the new law, Exelon has eight registrants that now fall within the scope of Section 162(m). The Compensation and Leadership Development Committee believes that it must maintain flexibility in its approach to executive compensation in order to structure a program that it considers to be the most effective in attracting, motivating and retaining the Company’s key executives, and therefore, the deductibility of compensation is one of several factors considered when making executive compensation decisions.

EXECUTIVE COMPENSATION DATA

Summary Compensation Table

Year	Salary ($)	Bonus ($)	Stock Awards ($) (Note 2)	Non-Equity Incentive Plan Compensation ($) (Note 3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (Note 4)	All Other Compensation ($) (Note 5)	Total ($)
Joseph Dominguez Chief Executive Officer
2019	$606,638	$—	$1,130,054	$552,265	$107,654	$191,902	$2,588,513
2018	228,654	—	1,260,000	596,982	141,797	128,660	2,356,093
Jeanne Jones Senior Vice President and Chief Financial Officer and Treasurer
2019	349,961	24,528	341,085	200,082	34,951	40,852	991,459
2018	177,962	—	295,523	199,128	48,296	22,375	743,284
Terence R. Donnelly President and Chief Operating Officer
2019	486,990	25,000	488,028	324,424	376,400	21,147	1,712,989
2018	455,682	16,869	897,956	337,376	170,457	38,403	1,916,743
2017	442,459	59,357	488,037	293,569	147,706	35,065	1,466,193
Fidel Marquez, Jr. Senior Vice President, Governmental and External Affairs
2019	278,941	10,000	341,085	158,873	677,764	249,036	1,715,699
2018	358,652	—	341,019	221,160	161,916	46,477	1,129,224
2017	358,284	—	341,044	194,330	476,672	49,620	1,419,950
Veronica Gomez Senior Vice President, Regulatory and Energy Policy and General Counsel
2019	360,423	15,000	341,085	218,280	56,912	25,192	1,016,892
2018	337,399	11,349	341,019	226,994	57,578	19,883	994,222
2017	330,000	19,800	341,044	198,000	51,813	19,184	959,841
M. Michelle Blaise Senior Vice President, Technical Service
2019	465,336	15,000	305,059	191,331	266,770	34,270	1,277,766
2018	328,175	9,948	305,031	198,969	125,658	34,094	1,001,875
Notes to the Summary Compensation Table
(1)	In recognition of their overall performance, certain NEOs received an individual performance multiplier to their annual incentive payments or other special recognition awards in certain years. Mr. Dominguez is not eligible for an individual performance multiplier.
(2)	The amounts shown in this column include the aggregate grant date fair value of restricted stock unit and performance share unit awards for the 2019-2021 performance period granted on February 4, 2019. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 20 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2019 Annual Report on Form 10-K. The 2019-2021 performance share award component of the stock award values depicted above are subject to performance conditions and the grant date fair value assumes the achievement of the target level of performance; however, values may be higher based on performance including the maximum total shareholder return multiplier as follows:

	Performance Share Unit Value
	At Target	At Maximum
Dominguez	$757,109	$1,514,21
Jones	228,510	457,020
Donnelly	326,977	653,954
Marquez, Jr.	228,510	457,020
Gomez	228,510	457,020
Blaise	204,367	408,734
(3)	The amounts shown in this column for 2019 represent payments made pursuant to the Annual Incentive Plan.
(4)	The amounts shown in this column represent the change in the accumulated pension benefit for the NEOs from December 31, 2018 to December 31, 2019. None of the NEOs had above market earnings in a non-qualified deferred compensation account in 2019.
(5)	All Other Compensation: The following table describes the incremental cost of other benefits provided in 2019 that are shown in this column.

ALL OTHER COMPENSATION

Name	Perquisites ($) (Note 1)	Reimbursement for Income Taxes ($) (Note 2)	Company Contributions to Savings Plans ($) (Note 3)	Company Paid Term Life Insurance Premiums ($)	Total ($)
Dominguez	$114,080	$61,367	$11,920	$4,535	$191,902
Jones	26,473	250	11,801	2,328	40,852
Donnelly	—	—	16,421	4,726	21,147
Marquez, Jr.	—	231,899	13,107	4,030	249,036
Gomez	12,832	—	8,991	3,369	25,192
Blaise.	18,515	93	11,837	3,825	34,270
Notes to All Other Compensation Table
(1)	Amounts reported for personal benefits provided to NEOs include: (1) transportation related benefits (including parking, spousal and family travel); and (2) other benefits (including personal financial planning, company gifts, and matching charitable contributions, and physical examinations). Amounts reported for Mr. Dominguez included $88,876 for relocation benefits related to his 2018 promotion.
(2)	ComEd provides reimbursements of tax obligations incurred when: employees are required to work outside their state of home residence and encounter double taxation in states and localities where tax credits are not permitted in home state tax filings; business-related spousal travel involves personal benefits and income is imputed to the employee and for required relocation and housing/living expenses incurred in compliance with regulatory requirements.
(3)	The amounts represent the company matching contributions to the NEOs’ accounts. Each of the named executive officers participated in the company’s 401(k) Plan and Messrs. Donnelly and Marquez also participated in the Deferred Compensation Plan.
(4)	ComEd provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2019 for additional term life insurance policies for the NEOs and for additional supplemental accidental death and dismemberment insurance and long-term disability over and above the basic coverage provided to all employees.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Note 1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (Note 2)
Name	Grant Date	Threshold ($)	Plan ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#) (Note 3)	Grant Date Fair Value of Stock and Option Awards ($) (Note 4)
Dominguez	1/1/2019	$11,426	457,022	914,044
	1/1/2019				2,666	15,993	31,986		$757,109
	1/1/2019							7,878	372,945
Jones	1/1/2019	1,906	152,443	304,886
	1/1/2019				805	4,827	9,654		228,510
	1/1/2019							2,378	112,575
Donnelly	1/1/2019	3,242	259,539	518,718
	1/1/2019				1,151	6,907	13,814		326,977
	1/1/2019							3,402	161,051
Marquez, Jr.	1/1/2019	2,116	169,310	338,620
	1/1/2019				805	4,827	9,654		228,510
	1/1/2019							2,378	112,575
Gomez	1/1/2019	2,183	174,624	349,248
	1/1/2019				805	4,827	9,654		228,510
	1/1/2019							2,378	112,575
Blaise	1/1/2019	1,913	153,064	306,128
	1/1/2019				720	4,317	8,634		204,367
	1/1/2019							2,127	100,692
Notes to Grants of Plan-Based Awards Table
(1)	All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. The possible payout at threshold for AIP was calculated at 1.25% of target based on a threshold payout of 50% for the lowest weighted metric of 5% and an individual performance multiplier of 50%. Because Mr. Dominguez is not eligible for the IPM, his threshold was 2.5%. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.
(2)	NEOs have a long-term performance share unit target opportunity that is a fixed number of performance share units commensurate with the officer’s position. The possible payout at threshold for performance share unit awards was calculated at 16.67% of target. The possible maximum payout for performance share units was calculated at 150% of target, with an uncapped total shareholder return multiplier, capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis and the narrative preceding the Summary Compensation Table above.
(3)	This column shows restricted stock unit awards made during the year. The vesting dates of the awards are provided in footnote 2 to the Outstanding Equity Table below.
(4)	This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share unit awards and restricted stock units granted to each NEO during 2018. Fair value of performance share unit awards granted on February 4, 2019 are based on an estimated payout of 100% of target.

Outstanding Equity Awards at Year End

Name	Number of Securities Underlying Unexercised Options That Are Exercisable (#)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#)	Option Exercise or Base Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#) (Note 2)	Market Value of Shares or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $45.59 ($) (Note 2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (Note 3)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (Note 3)
Dominguez	16,000	—	$39.81	12-Mar-2022	82,042	$3,740,295	71,492	$3,259,320
	21,000	—	43.40	24-Jan-2021
	8,300	—	46.09	24-Jan-2020
Jones	—	—	—	—	27,323	1,245,656	21,366	972,708
Donnelly	21,000	—	39.81	12-Mar-2022	28,235	1,287,234	30,876	1,407,637
Marquez, Jr.	—	—	—	12-Mar-2022	7,023	320,179	21,576	983,650
Gomez.	—	—	—	—	12,744	580,999	21,576	983,650
Blaise	—	—	—	—	11,398	519,635	19,298	879,796
Notes to Outstanding Equity Table
(1)	Non-qualified stock options were previously granted to NEOs pursuant to the Company’s long-term incentive plans. All grants are fully vested and expire on the tenth anniversary of the grant date.
(2)	The amount shown includes unvested restricted stock unit awards and the performance share award earned for the performance period beginning January 1, 2017 and ending December 31, 2019, which vested on February 4, 2019. The unvested restricted stock unit awards are composed of the final third of the award made in January 2017, which vested on January 27, 2020; two-thirds of the award made in January 2018, half of which vested on January 27, 2020 and half of which will vest on the date of the Compensation Committee’s first regular meeting in 2021; and the full award granted on February 4, 2019, one-third of which vested on January 27, 2020 and one-third of which will vest on the date of each of the Compensation Committee’s first regular meetings in 2021 and 2022, respectively. All RSU awards accrue additional shares through automatic dividend reinvestment. For Mr. Dominguez, the amount shown includes grants of 10,000 and 30,000 retention-related restricted stock units awarded on January 29, 2018 and August 1, 2018, which vest on January 29, 2022 and August 1, 2022, respectively. For Ms. Jones the amount shown includes a grant of 15,000 retention-related restricted stock units awarded on January 29, 2018 that will vest on January 29, 2023. All shares are valued at $45.59, the closing price on December 31, 2019.
(3)	The amount shown includes the target performance share awards granted on January 29, 2018 for the performance period ending December 31, 2020 and the target performance share awards granted on February 4, 2019 for the performance period ending December 31, 2021. These target awards have been increased to reflect the highest level of performance for the period, 200%. All shares are valued at $45.59, the closing price on December 31, 2019.

Option Exercises and Stock Vested

	Option Awards		Stock Awards (Note 1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dominguez	—	$—	55,219	$2,614,082
Jones	—	—	13,519	639,976
Donnelly	—	—	25,724	1,217,753
Marquez, Jr.	—	—	23,653	1,121,328
Gomez	—	—	16,290	771,155
Blaise	—	—	16,077	761,098
Notes to Option Exercises and Stock Vested Table
(1)

Share amounts are composed of the following tranches of prior awards that vested on February 4, 2019: the performance share awards granted for the performance period of January 1, 2016 through December 31, 2018; the final third of the RSU awards granted in January 2016, the second third of the RSU awards granted in January 2017 and the first third of the RSU awards granted in January 2018. All of these awards were valued at $47.34 upon vesting.

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a defined benefit pension plan that covers certain management and unionized employees. The Program includes the Service Annuity System (SAS), a traditional pension plan covering eligible management and union employees who commenced employment prior to January 1, 2001, and the Cash Balance Pension Plan (CBPP), an account-based plan covering other eligible members of management and unionized employees hired between January 1, 2001 and February 1, 2018, and certain management employees who previously elected to transfer to the CBPP from the SAS. The Retirement Program is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code (the Code).

For NEOs participating in the SAS, the annuity benefit payable at normal retirement age is equal to the sum of 1.25% of the participant’s earnings as of December 25, 1994, reduced by a portion of the participant’s Social Security benefit as of that date, plus 1.6% of the participant’s highest average annual pay, multiplied by the participant’s years of credited service (up to a maximum of 40 years). Pension-eligible compensation for the SAS’s Final Average Pay Formula includes base pay and annual incentive awards. Benefits under the SAS are vested after five years of service.

The “normal retirement age” under the SAS is 65. The plan also offers an early retirement benefit prior to age 65, which is payable if a participant retires after attainment of age 50 and completion of 10 years of service. The annual pension payable under the plan is determined as of the early retirement date, reduced by 2% for each year of payment before age 60 to age 58, then 3% for each year before age 58 to age 50. In addition, under the SAS, the early retirement benefit is supplemented prior to age 65 by a temporary payment equal to 80% of the participant’s estimated monthly Social Security benefit. The supplemental benefit is partially offset by a reduction in the regular annuity benefit.

Under the CBPP, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. Employees who transferred from the SAS to the CBPP also have a frozen transferred SAS benefit and received a “transition” credit based on their age, service and compensation at the time of transfer. When the CBPP was initially established in 2001, it provided an the annual benefit credit of 5.75% of an employee’s base pay and annual incentive award for the year, and an annual investment credit based on the average of that year’s S&P 500 stock index return and the 30-year bond rate for the month of November (subject to 4% minimum). The benefit and investment credit rates were subsequently modified periodically in response to U.S. Treasury Department prospective guidance on cash balance plans. NEOs and similarly-situated management employees participating in the CBPP currently receive an annual benefit credit ranging from 7.5% to 10.5% (depending on length of service) of base salary and annual incentive award, and an annual benefit credit based on the third segment spot rate of interest on long-term investment grade corporate bonds for the month of November of the year (subject to a 4% minimum). Benefits are vested after three years of service and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and the vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the CBPP.

In 2019, the Company also provided a one-time Transition Benefit Credit to all participants in recognition of the transition to a fully fixed income investment credit rate. The amount of the credit ranged from 0% to 30.5% of 2018 annualized base pay, based on the employee’s service as of December 31, 2007.

The Code limits to $280,000 the individual 2019 annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act, Exelon sponsors a Supplemental Management Retirement Plan (SMRP). The SMRP allows the payment to a select group of management or highly-compensated individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits. The SMRP offers a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. The interest rate applicable for distributions to participants in the SAS in 2019 is 3.10%. For participants in the CBPP, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different from the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this proxy statement.

Under the terms of the SMRP, participants are provided the amount of benefits they would have received under the SAS or CBPP, as applicable, but for the application of the Code limits. In addition, certain executives previously received grants of additional credited service under the SMRP. In particular, in 1998, Mr. Crane received an additional 10 years of credited service through September 28, 2008, the date of his tenth anniversary, as part of his employment offer that provided one additional year of service credit for each year of employment to a maximum of 10 additional years.

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the SMRP for any period in which services are not actually performed, except that up to two years of service credits may be provided upon a qualifying termination of employment under severance or change in control agreements first entered into after such date, and performance-based grants or grants which make up for lost pension benefits from another employer may be (but have not been) provided. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successor arrangements) are not affected by this policy.

The amount of the change in the pension value for each of the NEOs is the amount included in the Summary Compensation Table above. The present value of each NEO’s accumulated pension benefit is shown in the following tables. The present value for CBPP participants is the account balance. The assumptions used in estimating the present values for SAS participants include the following: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age; the SMRP lump sum amounts are determined using the rate of 5% for SAS participants at the assumed retirement age; the lump sum amounts are discounted from the assumed retirement date at the applicable discount rates of 4.31% as of December 31, 2018 and 3.34% as of December 31, 2019; and the applicable mortality tables. The applicable mortality table is the RP 2000-based table projected generationally using Exelon’s best estimate of long-term mortality improvements. The December 31, 2019 mortality table is consistent with the mortality used in the Exelon December 31, 2019 pension disclosure.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dominguez	Cash Balance	17.35	$480,112	$—
	SMRP	17.35	725,417	—
Jones	Cash Balance	12.41	255,411	—
	SMRP	12.41	48,062	—
Donnelly	Cash Balance	36.53	1,578,078	—
	SMRP	36.53	884,953	—
Marquez, Jr.	SAS	35.93	2,087,230	—
	SMRP	35.93	—	2,719,544
Gomez	Cash Balance	12.17	289,150	—
	SMRP	12.17	130,167	—
Blaise	Cash Balance	37.53	1,637,886	—
	SMRP	37.53	228,653	—

Deferred Compensation Programs

Exelon offers deferred compensation plans to permit the deferral of certain cash compensation to facilitate tax and retirement planning and the attainment of stock ownership requirements for executives and key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.

The Exelon Corporation Deferred Compensation Plan is a non-qualified plan that permits eligible executives and key managers to defer receipt of base compensation and the Company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the Company’s tax-qualified 401(k) plan) but for the applicable limits under the Code. The Deferred Compensation Plan permits participants to defer taxation of a portion of their income and benefit the Company by deferring the payment of a portion of its compensation expense, thus preserving cash.

The Employee Savings Plan is intended to be tax-qualified under Sections 401(a) and 401(k) of the Code. Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save for retirement. The Employee Savings Plan permits employees to do so and allows the Company to make matching contributions in a relatively tax-efficient manner. The Company maintains the excess matching feature of the Deferred Compensation Plan to enable key management employees to save for retirement to the extent they otherwise would have were it not for the limits established by the IRS.

Once officers who participate in the Employee Savings Plan reach their statutory contribution limit during the year, their elected payroll contributions and Company matching contribution will be credited to their accounts in the Deferred Compensation Plans. The investment options under the Deferred Compensation Plan consist of a basket of investment fund benchmarks substantially the same as those funds available through the Employee Savings Plan. Deferred amounts represent unfunded, unsecured obligations of the Company.

Name	Executive Contributions in 2019 ($) (Note 1)	Registrant Contributions in 2019 ($) (Note 2)	Aggregate Earnings in 2019 ($) (Note 3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/19 ($) (Note 4)
Dominguez	$—	$—	$—	—	$—
Jones	—	—	—	—	—
Donnelly	9,831	9,952	90,365	—	685,700
Marquez, Jr.	13,397	7,591	15,791	—	106,790
Gomez.	—	—	—	—	—
Blaise	—	—	—	—	—
(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.
(2)	The full amount shown under registrant contributions is included in the Company contributions to savings plans for each NEO shown above in the All Other Compensation Table.
(3)

The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of his notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above.

(4)

For all NEOs the aggregate balance shown includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as Company contributions under all other compensation as described in Note 2 for the current fiscal year ending December 31, 2019.

Potential Payments upon Termination or Change in Control

Background

The Compensation Committee reviews Exelon’s change in control and severance benefits policies to ensure that they are reasonable and consistent with competitive practice. In reviewing the policies, the Compensation Committee considers the advice of its compensation consultant. The severance benefits available to the CEO and other NEOs currently include multiples of two times base salary and target annual incentive for an ordinary qualifying separation and 2.99 times base salary and target annual incentive for a qualifying separation in connection with a change in control of Exelon. No NEO is currently entitled to an excise tax gross-up payment upon any termination of employment from Exelon.

NEOs currently have entered into individual change in control employment agreements, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The agreements are initially effective for a period of two years and provide for a one-year extension each year thereafter until cancellation or termination of employment. NEOs have entered into individual change in control employment agreements, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The agreements are initially effective for a period of two years and provide for a one-year extension each year thereafter until cancellation or termination of employment.

Quantification of Payments upon a Change in Control

During the 24-month period following a change in control, or, during the 18-month period following a “significant corporate transaction”, meaning one that affects an executive’s business unit in which Exelon shareholders retain between 60% and 66% control, if a NEO resigns for good reason or if an executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

●	the executive’s annual incentive and performance share awards for the year in which termination occurs;
●	severance payments equal to 2.99 times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination, but not more than the annual incentive for the year of termination based on actual performance before the application of negative discretion;
●	a benefit equal to the amount payable under the SMRP determined as if (1) the SMRP benefit were fully vested, (2) the executive had 2.99 additional years of age and years of service (2.0 years for executives who first entered into such agreements after 2003 or do not have such agreements) and (3) the severance pay constituted covered compensation for purposes of the SMRP;

●	a benefit equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;
●	all previously-awarded stock options, performance shares, RSUs, or restricted shares become fully vested, and the stock options remain exercisable until the earlier of the fifth anniversary of the executive’s termination date or the option’s expiration date;
●	life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for regular employees); and
●	outplacement and financial planning services for at least 12 months.

Change in control benefits are also provided if an executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation).

A change in control under the individual change in control employment agreements generally occurs:

●	when any person acquires 20% of Exelon’s voting securities;
●	when the incumbent members of the Exelon Board (or new members nominated by a majority of incumbent Directors) cease to constitute at least a majority of the members of the Exelon Board;
●	upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or
●	upon shareholder approval of a plan of complete liquidation or dissolution.

“Good reason” under the individual change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant corporate transaction:

●	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;
●	failure of a successor to assume the agreement;
●	a material breach of the agreement by Exelon; or
●	any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

“Cause” under the change in control employment agreements generally includes any of the following:

●	refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;
●	willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;
●	commission of a felony or any crime involving dishonesty or moral turpitude;
●	material violation of the code of business conduct, or of any statutory or common-law duty of loyalty; or
●	any breach of the executive’s restrictive covenants.

If the amount payable to a NEO under a change in control agreement, inclusive of other parachute payments, would cause an excise tax to be imposed under Section 4999 of the Code, the payments to such executive shall be reduced to the maximum amount below which no such tax is imposed or, if the payment without such reduction would leave the executive with a greater amount after payment of such excise taxes, then no such reduction shall be applied.

If a NEO resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not involving a change in control or similar provision described above, the NEO may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

●

previously awarded performance share awards and regular-cycle RSUs and restricted shares vest, and prorated payment of the executive’s annual incentive and performance share awards for the year in which termination occurs;

●	for a 24 month severance period, continued payment of an amount representing base salary and target annual incentive;
●	a benefit equal to the amount payable under the SMRP determined as if the severance payments were paid as ordinary base salary and annual incentive;
●

during the severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

●	outplacement and financial planning services for twelve months.

Payments under the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

“Good reason” under the Senior Management Severance Plan means either of the following:

●

a material reduction of the executive’s salary (or, with respect to a change in control, incentive compensation opportunity or aggregate benefits) unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

●

a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding under the non-change in control provisions of the plan any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive’s business unit or (2) that generally places the executive in substantially the same level of responsibility.

“Cause” under the Senior Management Severance Plan generally has the same meaning as the definition of such term under the individual change in control employment agreements.

Benefits under the change in control agreements and the Senior Management Severance Plan are subject to termination upon an executive’s violation of his or her restrictive covenants, and incentive payments under the agreements and the plan may be subject to the recoupment policy adopted by the Board of Directors.

Estimated Value of Benefits to be Received Upon Retirement

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2019. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Dominguez	$552,000	$3,927,000	$4,479,000
Jones	—	—	—
Donnelly	324,000	1,958,000	2,282,000
Marquez, Jr.	159,000	933,000	1,092,000
Gomez	218,000		218,000
Blaise	191,000	939,000	1,130,000
Notes to Benefits to be Received Upon Retirement Table
(1)	Under the terms of the 2019 AIP, a pro-rated actual incentive award is payable upon retirement based on the number of days worked during the year of retirement. The amount above represents the executive’s 2019 annual incentive payout after Company/business unit performance was determined.
(2)	Includes the value of the executives’ unvested performance share awards granted in 2017, 2018, and 2019 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 31, 2019 of $45.59.
(3)	The estimate of total payments and benefits is based on a December 31, 2019 retirement date.

Estimated Value of Benefits to be Received Upon Termination due to Death or Disability

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming employment is terminated due to death or disability as of December 31, 2019. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Dominguez	$552,000	$5,295,000	$5,847,000
Jones	200,000	1,714,000	1,914,000
Donnelly	324,000	1,958,000	2,282,000
Marquez, Jr.	159,000	933,000	1,092,000
Gomez	218,000	1,050,000	1,268,000
Blaise	191,000	939,000	1,130,000

Notes to Benefits to be Received Upon Termination due to Death or Disability Table
(1)	Under the terms of the 2019 AIP, a pro-rated actual incentive award is payable upon death or disability based on the number of days worked during the year of termination. The amount above represents the executives’ 2019 annual incentive payout after Company/business unit performance was determined.
(2)	Includes the value of the executives’ unvested performance share awards granted in 2017, 2018, and 2019 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon death or disability. The value of the shares is based on Exelon’s closing stock price on December 31, 2019 of $45.59.
(3)	The estimate of total payments and benefits is based on a December 31, 2019 termination due to death or disability.

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2019 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites And Other Benefits ($) (Note 5)	Total Value of All Payments and Benefits ($) (Note 6)
Dominguez	$1,885,000	$171,000	$4,411,000	$26,000	$40,000	$6,533,000
Jones	814,000	46,000	1,293,000	20,000	40,000	2,213,000
Donnelly	1,238,000	87,000	1,958,000	27,000	40,000	3,350,000
Marquez, Jr.	841,000		933,000	13,000	40,000	1,827,000
Gomez	873,000	49,000	1,050,000	25,000	40,000	2,037,000
Blaise	808,000	62,000	939,000	13,000	40,000	1,862,000
Notes to Benefits to be Received Upon Involuntary Separation Not Related to a CIC Table
(1)	Represents the estimated severance benefit equal to 2 times the sum of Mr. Dominguez’s (i) current base salary and (ii) the target annual incentive for the year of termination. For all other executives, the severance benefit is equal to 1.25 times the executive’s (i) current base salary and (ii) Severance Incentive. In addition, under Section 4.2 of the Senior Management Severance Plan, a pro-rated annual incentive award is payable upon involuntary separation or qualifying voluntary separation based on the days worked during the year of termination pursuant to the terms in the 2019 AIP. The amount above represents the executives’ 2019 annual incentive payout after Company/business unit performance was determined.
(2)	Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.
(3)	Includes the value of the executives’ unvested performance share awards granted in 2017, 2018, and 2019 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon an involuntary separation not related to a change of control. The value of the shares is based on Exelon’s closing stock price on December 31, 2019 of $45.59.
(4)	Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.
(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.
(6)	The estimate of total payments and benefits is based on a December 31, 2019 termination date. The executives are participants in the Senior Management Severance Plan and severance benefits are determined pursuant to Section 4 of the Severance Plan.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2019. The Company has entered into Change in Control agreements with each NEO. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites and Other Benefits ($) (Note 5)	Potential Scaleback ($) (Note 6)	Total Value of All Payments and Benefits ($) (Note 7)
Dominguez	$2,916,000	$283,000	$5,295,000	$41,000	$40,000	N/A	$8,575,000
Jones	1,208,000	76,000	1,714,000	32,000	40,000	($932,000)	2,138,000
Donnelly	1,945,000	154,000	1,958,000	43,000	40,000	N/A	4,140,000
Marquez, Jr.	1,327,000		933,000	22,000	40,000	N/A	2,322,000
Gomez	1,373,000	87,000	1,050,000	40,000	40,000	N/A	2,590,000
Blaise	1,270,000	108,000	939,000	20,000	40,000	N/A	2,377,000
Notes to Benefits to be Received Upon a Qualifying Termination following a CIC Table
(1)	Represents the estimated cash severance benefit equal to 2.99 times the sum of the Ms. Dominguez’s (i) current base salary and (ii) Severance Incentive. For all other executives, the severance benefit is equal to 2 times the executive’s (i) current base salary and (ii) Severance Incentive. Under Section 4.1(a)(ii) of the CIC Employment Agreement, the executive’s target incentive award is payable upon termination but capped at actual performance. The amounts above represent the executives’ 2019 target annual incentive.
(2)	Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.
(3)	Includes the value of the executives’ unvested performance shares, all of which will vest upon termination at the actual level earned and awarded (it is assumed the 2017, 2018, and 2019 performance shares are earned at target) and the accelerated portion of the executives’ RSUs that would vest upon a qualifying termination following a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2019 of $45.59.
(4)	Estimated costs of healthcare, life insurance and long-term disability coverage which continue during the severance period.
(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.
(6)	In 2009, the Compensation Committee eliminated excise tax gross-up payments in any future employment or severance agreements, and in 2016, also removed excise tax gross-up payments from all existing agreements.
(7)	The estimate of total payments and benefits is based on a December 31, 2019 termination date. All other executives participate in the SMSP and severance benefits are determined pursuant to Section 5 of the Severance Plan.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of annual total compensation, calculated pursuant to SEC rules, of our median employee and our CEO, Joseph Dominguez. For 2018, the ratio of annual total compensation of our CEO and the median of the annual total compensation of all employees was 17:1, demonstrating Exelon’s commitment to balance equitable compensation stewardship with competitively based compensation that drives and rewards performance. Utilizing the Summary Compensation Table, the total compensation number for Mr. Dominguez as CEO ComEd and the median employee is $2,600,000 and $151,000, respectively.

The rules governing the CEO Pay Ratio allow for utilization of the same individual for a 3-year period, provided that employee is actively employed at the company. As such, Exelon used the same individual identified in 2017 that was included in the compilation of our CEO pay ratio as reported in the 2018 proxy. The methodology utilized to identify that person is described below.

The consistently applied compensation measure we used to identify the median employee was W-2 Box 1 wages for employees as of December 31, 2017. After identifying the median employee, the annual total compensation for the median employee was calculated using the same methodology used in compiling the Summary Compensation Table found on page 26 in this information statement for our NEOs. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe the methodology, assumptions, and estimates used in determining the ratio are reasonable given our specific employee population.

Because SEC rules provide flexibility in determining the methodology, assumptions, and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, comparability of pay ratios amongst companies may be limited.

Non-Employee Director Compensation

For their service as Directors of the Company in 2019, ComEd’s non-employee Directors received the compensation that is shown in the following table and explained in the accompanying notes. The Directors who are employed by Exelon or ComEd are not shown in the table and receive no additional compensation for their service as Directors.

	Annual Board & Committee Retainers	Board & Committee Meeting Fees	All Other Compensation (Note 1)	Total
James W. Compton	$70,000	$8,000	$—	$78,000
A. Steven Crown	70,000	8,000	—	78,000
Nicholas DeBenedictis	—	8,000	—	8,000
Peter V. Fazio, Jr.	70,000	8,000	—	78,000
Michael H. Moskow	70,000	8,000	15,000	93,000
Juan Ochoa	47,692	6,000	—	53,692

Total All Directors	$327,692	$46,000	$15,000	$388,692
(1)	Values in this column represent the Company’s matching portion of the Director’s contribution to qualified not-for-profit organizations pursuant to Exelon’s matching gift plan described below in “Other Compensation.”

Fees Earned or Paid in Cash
Non-employee Directors of the ComEd Board receive an annual retainer of $70,000 paid quarterly in arrears. Mr. DeBenedictis as a member of the Exelon Board of Directors, did not receive this retainer. All non-employee Directors receive $2,000 for each Board or committee meeting attended whether in person or by means of phone or video conferencing equipment.

Deferred Compensation
Directors may elect to defer any portion of their cash compensation in a non-qualified multi-fund deferred compensation plan. Each Director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a Director’s reaching age 65, age 72 or upon retirement from the Board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan.

The ComEd Board does not grant any type of equity.

Other Compensation
ComEd pays the cost of a Director’s spouse or guest’s travel and meals when guests are invited to attend Exelon, ComEd or industry related events where guests are invited. The cost of such travel and meals is imputed to the Director as additional taxable income. However, in most cases there is no incremental cost to ComEd of providing travel for a Director’s guest when he or she accompanies the Director, and the only additional costs to ComEd are those for meals and other minor expenses and to reimburse the Director for the taxes on the imputed income. For 2019, no such compensation was imputed to any of its Directors and no additional costs were incurred by ComEd.

Exelon has a matching gift program available to Directors, officers and employees that matches their contributions to eligible not-for-profit organizations up to $15,000 per year for Directors; $10,000 per year for senior officers; and up to $5,000 per year for other employees.

BENEFICIAL OWNERSHIP

Exelon Corporation indirectly owns 127,002,904 shares of ComEd common stock, accounting for more than 99% of all outstanding shares. Accordingly, the only beneficial holder of more than five percent of ComEd’s voting securities is Exelon, and none of the Directors or executive officers of ComEd hold any ComEd voting securities.

The following table shows the ownership of Exelon common stock as March 16, 2020 by (1) any Director of ComEd, (2) each named executive officer of ComEd named in the Summary Compensation Table, and (3) all Directors and executive officers of ComEd as a group.

No ComEd securities are authorized for issuance under equity compensation plans.

Name of Beneficial Owner	Beneficial Ownership of Exelon Common Stock (Note 1)	Common Shares Underlying Vested Stock Options and Options that Vest Within 60 Days	Total Share Interest (Note 2)
Calvin G. Butler Jr.	122,298	—	122,298
James W. Compton	2,000	—	2,000
Christopher M. Crane	662,107	379,000	1,041,107
A. Steven Crown	21,821	—	21,821
Nicholas DeBenedictis	60,478	—	60,478
Joseph Dominguez	71,220	37,000	108,220
Peter V. Fazio, Jr	1,000	—	1,000
Michael H. Moskow	—	—	—
Juan Ochoa	—	—	—
Jeanne M. Jones	25,527	—	25,527
Terence R. Donnelly	78,980	21,000	99,980
Fidel Marquez, Jr.	29,018	—	29,018
Veronica Gomez	44,270	—	44,270
M. Michelle Blaise	8,760	—	8,760

Total	1,127,479	437,000	1,564,479
Directors & Executive Officers as a group (18 people) (Note 3)
(1)

Includes any shares as to which the individual has sole or shared voting power or investment power, Directors’ deferred stock units, officers’ RSUs and deferred shares held in the Stock Deferral Plan, and Directors’ and officers’ phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

(2)	Total share interest of Directors and executive officers, both individually and as a group, represents less than 1% of the outstanding shares of Exelon common stock.
(3)

Total includes shares held by all Directors and NEOs as well as those executive officers listed in Item 1, Executive Officers of the Registrants in the Company’s 2019 Annual Report on Form 10-K, who are not NEOs for purposes of compensation disclosure.

Process for Communicating with the Board

Shareholders and other interested persons can communicate with any Director or the independent Directors as a group by writing to them care of the Corporate Secretary at the address noted below. The Board has instructed the Corporate Secretary to review communications initially and transmit a summary to the Directors and to exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. Under the Board policy, the Corporate Secretary will forward to the Directors any communication raising substantial issues. All communications are available to the Directors upon request.

Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442) or via email to ethicsoffice@exeloncorp.com. These processes may also be used to communicate with the ComEd Board of Directors or to report ethics concerns relating to ComEd.

Availability of Corporate Documents

The Exelon Corporate Governance Principles, the Exelon Code of Business Conduct (which is the code of conduct applicable to ComEd), the Exelon Amended and Restated Bylaws, and the charters for the Audit, Corporate Governance, Compensation and Leadership Development and other standing Committees of Exelon’s Board are available on the Exelon website at www.exeloncorp.com. Copies are available without charge to any shareholder who requests them by writing to the Corporate Secretary at the address noted below. In addition, Exelon’s Articles of Incorporation, Political Contributions Guidelines, biographical information concerning each Director, and all of Exelon’s and ComEd’s filings submitted to the SEC are also available on our website. Information contained on our website is not part of this information statement.

Address of the Corporate Secretary:	Exelon Corporation Attn: Thomas S. O’Neill, General Counsel & Corporate Secretary 10 South Dearborn Street P.O. Box 805398 Chicago, Illinois 60680-5398

Delivery of Documents to Shareholders Sharing an Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of materials will receive only one copy of this Information Statement, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you would like to change your householding election, request that a single copy of the information statement be sent to your address, or request a separate copy of the information statement, please contact our distribution agent, Broadridge Financial Solutions, by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will promptly deliver the information statement to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

Appendix A

Definitions of Non-GAAP Measures

Exelon reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP) and supplements its reporting with certain non-GAAP financial measures, including adjusted (non-GAAP) operating earnings per share, earned ROE, and FFO/Debt to enhance investors’ understanding of Exelon’s performance. Our method of calculating adjusted (non-GAAP) operating earnings and operating ROE may not be comparable to other companies’ presentations.

Adjusted (non-GAAP) operating earnings per share exclude certain costs, expenses, gains and losses and other specified items, including mark-to-market adjustments from economic hedging activities, unrealized gains and losses from nuclear decommissioning trust fund investments, certain costs associated with plant retirements and divestitures, costs related to cost management programs, and other items as set forth in the table below reconciling adjusted (non-GAAP) operating earnings from GAAP earnings, which is the most directly comparable GAAP measure. Management uses adjusted (non-GAAP) operating earnings as one of the primary indicators to evaluate performance, allocate resources, set incentive compensation targets and plan and forecast future periods. We believe the measure enhances an investor’s overall understanding of period over period financial results and provides an indication of Exelon’s baseline operating performance by excluding items that are considered by management to not be directly related to the ongoing operations of the business.

The table below reconciles reported GAAP Earnings per share to adjusted (non-GAAP) operating earnings per share for 2019 (amounts may not add due to rounding).

2019 GAAP Earnings (Loss) Per Share	$3.01
Adjustments:
Mark-to-market impact of economic hedging activities	0.20
Unrealized gains related to nuclear decommissioning trust (NDT) fund investments	(0.31)
Asset impairments	0.13
Plant retirements and divestitures	0.12
Cost management programs	0.05
Litigation settlement gain	(0.02)
Asset Retirement Obligation	(0.09)
Change in environmental liabilities	0.02
Income tax-related adjustments	0.01
Noncontrolling interests	0.09
2019 Adjusted (non-GAAP) Operating Earnings (Loss) Per Share	$3.22

Earned ROE is calculated using adjusted (non-GAAP) operating earnings, reflecting all lines of business for the utility businesses (electric distribution, gas distribution, transmission), divided by average shareholder’s equity over the year. Management uses operating ROE as a measurement of the actual performance of the company’s utility business.

FFO/Debt is a coverage ratio that compares funds from operations to total debt and is a key ratio analyzed by the credit rating agencies in determining Exelon’s credit rating. An investment grade rating is critical as it increases the ability to participate in commercial business opportunities, lowers collateral requirements, creates reliable and cost-efficient access to capital markets and increases business and financial flexibility. The ratio is calculated following S&P’s current methodology. The most directly comparable GAAP measure to FFO is GAAP Cash Flow from Operations and the most directly comparable GAAP measure to Debt is Long-Term Debt plus Short-Term Borrowings. Management uses FFO/Debt to evaluate financial risk by measuring the company’s ability to service debt using cash from operations. We believe the measure enhances an investor’s overall understanding of the creditworthiness of Exelon’s operating companies.

Due to the forward-looking nature of some forecasted non-GAAP measures, information to reconcile the forecasted adjusted (non-GAAP) measures to the most directly comparable GAAP measure may not be currently available; therefore, management is unable to reconcile these measures.